UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

◻	Definitive Proxy Statement

☒	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information Regarding G-III Apparel Group Ltd. Annual Meeting of Stockholders to be Held on June 11, 2020

G-III Apparel Group, Ltd. (the “Company”) issued the following press release on May 21, 2020, which relates to its Proxy Statement dated May 7, 2020, and furnished to its stockholders in connection with the solicitation of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, June 11, 2020 at 10:00 a.m., New York time.

This supplement is being filed with the Securities and Exchange Commission and was made available to stockholders on May 21, 2020.

This supplement should be read in conjunction with the Company’s Proxy Statement dated May 7, 2020.

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. TO HOLD VIRTUAL 2020 ANNUAL MEETING OF STOCKHOLDERS

New York, New York – May 21, 2020 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced that it is changing the format of its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) from an in-person meeting to a virtual meeting due to public health concerns surrounding the COVID-19 outbreak and to prioritize the health and well-being of its employees, stockholders and other community members. The original date and time of the 2020 Annual Meeting, as well as the matters to be voted on at the 2020 Annual Meeting, remain unchanged.

Although stockholders will not be able to attend the 2020 Annual Meeting in person, they will be able to join the virtual meeting as set forth below:

Virtual Meeting Date: Thursday, June 11, 2020

Virtual Meeting Time: 10:00 a.m. (EDT)

Virtual Meeting Link: https://web.lumiagm.com/273796646

Virtual Meeting Code: GIIIAPPAREL2020

Stockholders of record at the close of business on April 20, 2020, the record date for the 2020 Annual Meeting, are entitled to participate in the virtual meeting and will need their assigned control number to access the meeting as a stockholder, submit questions or vote shares electronically. The Virtual Meeting Link specified above should be available approximately 15 minutes in advance of the Virtual Meeting Time for stockholders with control numbers to log in to the virtual meeting.  These stockholders can submit questions related to the matters to be voted on at the 2020 Annual Meeting and other matters relevant to the meeting immediately prior to and during the live webcast of the meeting by following the instructions on the virtual meeting website. We expect to answer questions during the 2020 Annual Meeting as time permits, and we reserve the right to exclude questions that are not pertinent to meeting matters. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you were a registered stockholder as of the record date, the control number can be found on the notice mailed to you. If you are a street holder as of the record date, please contact your bank, broker, or third party holder as soon as possible to obtain a control number to be admitted to and to vote at the 2020 Annual Meeting. The control number will be issued by our Transfer Agent and will be different than the control number sent with the proxy materials.

Those without a control number may attend the virtual meeting as guests using the Virtual Meeting Link but will not have the option to vote during the meeting or submit questions immediately prior to or during the virtual meeting. Technical assistance will be available for stockholders who experience an issue accessing the virtual meeting by calling 1-800-468-9716. Contact information for technical support will also appear on the virtual meeting website prior to the start of and during the 2020 Annual Meeting.

Whether or not a particular stockholder plans to attend the 2020 Annual Meeting, all stockholders are encouraged to vote their shares and submit their proxy in advance of the virtual meeting by one of the methods described in the previously distributed proxy materials for the 2020 Annual Meeting. The proxy card or voting instruction form included with the previously distributed proxy materials will not be updated to reflect the change to a virtual meeting format and may continue to be used to vote shares in connection with the 2020 Annual Meeting. Stockholders who have already voted their shares do not need to vote them again because of this change in meeting format. Any stockholder who has not voted prior to the day of the 2020 Annual Meeting may do so by following the applicable voting instructions on the virtual meeting website.

A list of stockholders entitled to vote at the 2020 Annual Meeting will be available for review by interested stockholders beginning on June 1, 2020. Please contact the Company’s Investor Relations Department by sending an email to priya.trivedi@g-iii.com if you wish to inspect the list prior to the meeting. To access the list during the 2020 Annual Meeting, please use the Virtual Meeting Link set forth above.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G. H. Bass, Andrew Marc, Marc New York, Eliza J and Jessica Howard. G- III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through our team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, and over 150 U.S. colleges and universities. G-III also operates retail stores under the DKNY, Wilsons Leather, G. H. Bass, Vilebrequin, Karl Lagerfeld Paris and Calvin Klein Performance names.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5157

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235